Exhibit 10.02

PERSONAL & CONFIDENTIAL

March 21, 2012

Mr. David Levenson

President, Wealth Management

The Hartford

200 Hopmeadow Street

Simsbury, CT 06089

Re:	Retention Bonus

Dear Dave:

As you are aware, The Hartford Financial Services Group, Inc. (“The Hartford”) is exploring various strategic actions involving the Wealth Management Division and its component businesses, including but not limited to the potential sale of Retirement Products and Individual Life and the placement into runoff of Individual Annuity (collectively, the “Businesses”).

To ensure that you will be focused on a successful outcome and to reward you for your efforts, we offer you the following additional incentive opportunity:

1.	RETENTION PAYMENT. Subject to your satisfaction of the conditions and requirements set forth in Section II below, you will receive gross payments in the amounts and on the dates indicated: $500,000 on June 30, 2012, $1,000,000 on September 30, 2012 and $500,000 on February 28, 2013 (collectively the “Payments”). The Payments will be made to you net of all applicable taxes.

2.	REQUIREMENTS AND CONDITIONS. Payment of the incentive listed in Section 1 above is conditional and requires that you satisfy the following requirements. You must:

a)	remain actively employed by The Hartford (meaning that you will continue to devote the whole of your time, attention and skill to your duties) as of the respective payment dates set forth above; and

b)	continue the performance of your duties, including any duties related to strategic transactions involving the Businesses, at an acceptable level and not take any actions or engage in any inaction which may cause any material adverse changes or deviations to the Businesses or their ability to perform substantially on target with their performance goals and objectives.

3. PAYMENTS NOT COMPENSATION. Any amount paid pursuant to Section 1 of this Agreement shall not be considered compensation for purposes of eligibility or calculations under any of The Hartford’s benefit plans that may be applicable to you. The Hartford will issue you an IRS W-2 Form with respect to any amounts paid pursuant to Section 1.

4. AT-WILL EMPLOYMENT. Nothing in this Agreement alters your status as an at-will employee. This Agreement also does not alter or change your existing compensation and benefits. Should The Hartford release you from employment prior to all Payments being made, you will receive the next scheduled Payment on the next scheduled payment date, provided that the requirements of Section 2(b) continued to be met.

March 21, 2012

5. EXISTING SEVERANCE OBLIGATIONS. This Agreement shall not affect your rights under The Hartford Senior Executive Officer Severance Pay Plan (“Plan”), and all payments made under this Agreement shall be in addition to and not in place of payments made to you under the Plan. Further, this Agreement shall not alter your obligations under the Hartford Protection Agreement, which will remain in full force and effect.

6. GOVERNING LAW. This Agreement shall be deemed to be made in and in all respects be interpreted, construed, and governed by and in accordance with the laws of the State of Connecticut, without regard to applicable principles of conflicts of law.

7. ARBITRATION. Any controversy arising with respect to this Agreement shall be determined by arbitration in Hartford, Connecticut, in accordance with the commercial arbitration rules of the American Arbitration Association. The award shall be accompanied by findings of fact and a statement of reasons for the award. The Parties agree to be bound by the results of the arbitration. Judgment upon the award so rendered may be entered and enforced in any court of competent jurisdiction.

All matters relating to such arbitration shall be maintained in confidence, except to the extent that disclosure is required by law.

Nothing contained in this Section shall prohibit either you or The Hartford from seeking equitable relief, without resorting to arbitration, if circumstances cause either party to reasonably believe that its interests hereunder and/or in its property may be compromised absent an immediate judicial determination.

8. WRITTEN MODIFICATION REQUIRED. This Agreement may be modified only by a written amendment duly signed by both parties.

9. NOTICES. All notices, requests, demands, claims, or other communications required by this Agreement must be in writing and should be sent by registered or certified mail, return receipt requested, postage pre-paid, and addressed to the intended recipient as set forth below:

If to The Hartford:	If to the Employee:

Eileen Whelley Executive Vice President Human Resources One Hartford Plaza Mail Stop HO-1-01 Hartford, CT 06155	David Levenson 18 School House Lane Simsbury, CT 06070

A notice, request, demand, claim, or other communication shall not be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address listed above by giving the other party notice in the manner set forth above.

March 21, 2012

10. COUNTERPARTS. The Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11. ASSIGNMENT. Your rights, duties and obligations under this Agreement are not transferable or assignable without the express and prior written consent of The Hartford.

Finally, we would like to thank you for your contribution to The Hartford to date and to remind you how much we value your commitment and skills.

We look forward to your understanding and support.

Sincerely,

/s/ Eileen Whelley
Executive Vice President, Human Resources

I understand and agree to the above

/s/ David Levenson
David Levenson Dated: March 21, 2012